Exhibit 99.1

GREAT LAKES DREDGE & DOCK CORPORATION
TO MERGE WITH ALDABRA ACQUISITION CORPORATION

Oak Brook, Illinois  — June 20, 2006 — Great Lakes Dredge & Dock Corporation (“Great Lakes” or “Company”),  announced today that its parent company has signed an Agreement and Plan of Merger (“Agreement”) with Aldabra Acquisition Corporation (OTC Bulletin Board: ALBAU.OB, “Aldabra”).

Aldabra is a blank check company formed for the purpose of investing in a business to build long term value. The Company was founded by Nathan Leight and Jason Weiss, the founders of Terrapin Partners, LLC. At March 31, 2006, Aldabra had approximately $50.0 million in cash available for effecting a business combination.  Additional information about Aldabra can be found at www.aldabracorp.com.

Under the terms of the Agreement, Great Lakes’ parent company will merge with Aldabra and Aldabra will remain as the surviving entity. Aldabra will change its name to Great Lakes Dredge & Dock Corporation and will be owned approximately 67% by affiliates of Madison Dearborn Partners, LLC, a Chicago based private equity firm and approximately 5% by Great Lakes’ management (based on Aldabra’s current price per share), before giving effect to the exercise of any outstanding Aldabra warrants. The actual ownership percentages will depend on the final exchange ratio which will be based on the average closing price of Aldabra common stock for the ten trading days ending three trading days prior to the consummation of the merger (the “Average Price”). The number of Aldabra shares issuable in connection with the transaction will be the greater of (i) $160 million divided by the Average Price and (ii) 27,273,000 shares. The available cash of Aldabra will be used to pay down the Company’s senior bank term debt. The Company’s $175,000,000 of 7 ¾ Senior Subordinated Notes due 2013 will remain outstanding.

The transaction has been approved by the boards of both Great Lakes and Aldabra, but is subject to customary closing conditions including review under the Hart-Scott-Rodino Act and the approval of Aldabra’s stockholders. In addition, the closing is conditioned on the holders of fewer than 20% of the shares of common stock of Aldabra issued in its initial public offering voting against the transaction and electing to convert those shares into cash, as permitted by Aldabra’s certificate of incorporation. The transaction is anticipated to close during the fall of 2006.

“Great Lakes is a company with a long history of maintaining and deepening this Country’s harbors and waterways and renourishing its beaches. We think this new structure will enhance the Company’s financial position and allow us to continue to meet the challenges of the U.S. dredging market and the dredging markets overseas.” said Douglas B. Mackie, President and Chief Executive Officer of Great Lakes.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 16% of its revenues over the last three years. Great Lakes is a leader in each of the U.S. markets in which it competes: capital, maintenance and beach nourishment dredging. Great Lakes also owns an 85% interest in North American Site Developers, Inc., a large U.S. provider of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey that supplies sand and aggregate used for road and building construction. Great Lakes has a 116-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or another comparable terminology, or by discussions of strategy, plans or intentions. In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the risks associated with the successful consummation of the merger contemplated hereby. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Great Lakes assumes no obligation to update information contained in this news release. Contact: Deborah A. Wensel, Chief Financial Officer of Great Lakes Dredge & Dock Corporation, at 630-574-2948.

ADDITIONAL INFORMATION

Stockholders of Great Lakes and Aldadra are urged to read the Registration Statement on Form S-4, which includes a prospectus and the Aldabra proxy statement, when it becomes available as it will contain important information regarding Great Lakes and the transaction. Copies of the registration statement will be available when filed and without charge at the U.S. Securities and Exchange Commission’s Internet site (http://www.sec.gov).

Aldabra and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger with Great Lakes. Information regarding Aldabra’s directors and executive officers is available in its Form 10-K for the year ended December 31, 2005, filed with the U.S. Securities and Exchange Commission. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement to be filed by Aldabra with the U.S. Securities and Exchange Commission when it becomes available.